Exhibit 99.1

Joint Filing Agreement

Franklin Square Holdings, L.P., Michael C. Forman and David J. Adelman hereby agree that, unless differentiated, this Schedule 13D is filed on behalf of each of the parties.

FRANKLIN SQUARE HOLDINGS, L.P.

By:	/s/ Michael C. Forman
	Name:	Michael C. Forman
	Title:	Chief Executive Officer

/s/ Michael C. Forman
Michael C. Forman

/s/ David J. Adelman
David J. Adelman